FIXED ACCOUNT WITH A MARKET VALUE ADJUSTMENT ENDORSEMENT
--------------------------------------------------------------------------------

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the sections of the Contract as set forth below:

The following paragraph is hereby added to the first page of the Contract.

PAYMENTS AND VALUES BASED ON THE FIXED PERIOD ACCOUNTS ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO AN OWNER OR ANNUITANT, INCLUDING WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY.


  DEFINITIONS:               The following definitions are added to or revised
                             in the Contract:

  Account Period:            The period of a Fixed Period Account. Account
                             Periods range from 1 to 10 years.

  Contract Value:            The Contract Value for any Valuation Period is
                             equal to the total dollar value accumulated under this Contract in all of the Investment Options and the Fixed Account prior to any Market Value
                             Adjustment.

  Fixed Account:             An option within the General Account  which may be
                             selected.

  Fixed Period Accounts      FPAs are part of the Fixed Account. They are only
  (FPAs):                    available during the Accumulation Phase. Only one
                             of these FPAs is available for Purchase Payment allocations or transfers at any one point in time

  Market Value               A positive or negative adjustment if any portion of
  Adjustment (MVA):          a FPA is withdrawn or transferred out on any  day
                             other than within 30 days before the end of the Account Period.

  ALLOCATION OF PURCHASE     The following replaces the ALLOCATION OF PURCHASE
  PAYMENTS:                  PAYMENTS provision section as set forth in the
                             Contract:

                             Purchase Payments may be allocated to one or more of the Investment Options and/or to the Fixed Account. The allocation of the initial Purchase Payment is made in accordance with your selection made at the Issue Date. Unless you inform us otherwise, subsequent Purchase Payments are allocated in the same manner as the initial Purchase Payment. However, the Company has reserved the right to allocate the initial Purchase Payment to the Money Market Investment Option until the expiration of the Right to Examine period. All allocations of Purchase Payments are subject to the Allocation Guidelines shown in the Contract Schedule. We guarantee that you will be allowed to select at least five Investment Options for such allocations.

  CONTRACT MAINTENANCE       The following replaces the third sentence of the
  CHARGE:                    CONTRACT MAINTENANCE provision section as set forth
                             in the Contract: The number of Accumulation Units to be canceled from each applicable Investment
                             Option is the ratio that the value of each Investment Option bears to the total Contract Value in the Investment Options. If there is an insufficient amount in the Investment Options, any remaining amount is deducted from the Fixed
                             Account.

  SUSPENSION OR DEFERRAL OF  The following is added to the SUSPENSION OR
  PAYMENTS:                  DEFERRAL OF PAYMENT provision section as shown in
                             the Contract:

                             The Company reserves the right to postpone payments from the Fixed Account for a period of up to six months.


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  TRANSFERS:                 The following replaces the TRANSFERS provision
                             section as set forth in the Contract:

                             You may transfer all or part of your interest in the Investment Options and, subject to some restrictions, the Fixed Account. We reserve the right to charge for transfers if there are more than the number of free transfers shown in the Contract Schedule. All transfers are subject to the following:

                             1. The deduction of any transfer fee that we may impose as detailed on the Contract Schedule. We will deduct the transfer fee from the source account (Investment Options or Fixed Account) from which you make the transfer. If you transfer the entire amount in the source account, then we will deduct the transfer fee from the amount transferred. If you are transferring from multiple source accounts, we will treat the transfer as a single transfer and we will deduct any transfer fee proportionally from the source accounts if you transfer less than the entire amount in the accounts.

                             2. We reserve the right to limit transfers until the expiration of the Right to Examine period.

                             3. No transfer will be effective within seven calendar days prior to the date on which the first Annuity Payment is due.

                             4.    Any transfer direction must clearly specify:
                                   a. the amount you wish to transfer; and b.
                                   the accounts which are to be affected.

                             5. You can make transfers from the Fixed Account to the extent that any required minimum amount in the Fixed Account stated in the Contract or any endorsements is met. These transfers may be subject to a MVA.

                             6. After the Income Date, transfers may not be made from a fixed Annuity Option to a variable Annuity Option.

                             7. After the Income Date, you can make transfers from a variable Annuity Option to a fixed Annuity Option. The number of Annuity Units canceled from the variable Annuity Option will be equal in value to the amount of the Annuity Reserve transferred out of the Variable Account. The amount transferred will purchase fixed Annuity Payments under the Annuity Option in effect and based on the Age and sex of the Annuitant, where allowed, at the time of the transfer.

                             8. Your right to make transfers is subject to modification if we determine, in our sole opinion, that the exercise of the right by one or more Contract Owners is, or would be, to the disadvantage of other Contract Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right that we consider to be to the disadvantage of other Contract Owners, including rejecting a transfer request. We could apply modifications to transfers to or from one or more of the accounts, and could include, but is not limited to:

                                   a. requiring a minimum time period between
                                      each transfer; or
                                   b. not accepting a transfer request from an
                                      agent acting on behalf of more than one
                                      Contract Owner; or
                                   c. limiting the dollar amounts that a
                                      Contract Owner may transfer between the
                                      accounts at any one time; or
                                   d. not accepting telephone transfer
                                      instructions or transfer instructions
                                      other than by U.S. mail; or
                                   e. prohibiting transfers into specific
                                      Investment Options.


                             9. We reserve the right to modify the transfer provisions subject to applicable state law at any time and without prior notice to any party.

                             If you choose to use the transfer privilege, we will not be liable for transfers made in accordance with your instructions. We will determine all amounts and Accumulation Units as of the end of the Valuation Period during which the request for transfer is received at the Service Center.


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  WITHDRAWAL PROVISIONS:     The following replaces the first paragraph of the
                             WITHDRAWAL PROVISIONS section of the Contract:

                             During the Accumulation Phase, you may make, upon Authorized Request, a full or partial withdrawal of the Contract Value. Unless you instruct us differently, we will make partial withdrawals pro-rata from the Investment Options you select if there is sufficient value for the withdrawal. If the amount in the Investment Options is insufficient for the withdrawal, then the remaining amount of the withdrawal will come from the Fixed Account up to the required minimum amount in the Fixed Account stated in the Contract or any endorsement. If you request a partial withdrawal from the Fixed Account, we will first withdraw the requested amount and any applicable withdrawal charges from the Fixed Account until the remaining Fixed Account balance is equal to any required minimum amount in the Fixed Account stated in the Contract or any endorsements. We will then take the remaining requested amount (and any applicable withdrawal charges) from the Investment Options.

                             Partial withdrawals from the Fixed Account may be subject to a MVA that may increase or decrease the amount you receive subject to the FPA Guaranteed Minimum Value. Partial withdrawals from the Investment Options will result in the cancellation of Accumulation Units from each Investment Option in the ratio that the value of each Investment Option bears to the total Contract Value in the Investment Options.

  INCOME DATE:               The following replaces the INCOME DATE provision
                             section of the Contract:

                             The Income Date is shown in the Contract Schedule. You may make an Authorized Request for a different date, however any such request is subject to Company approval. The Income Date must always be the first day of a calendar month. The earliest Income Date you can request is a date that is specified in the Contract. The Income Date will not be later than the calendar month following the later of the Annuitant's 90th birthday or 10 years from the Issue Date, unless approved by the Company. However, the Income Date will never be greater than that permitted under state law. Your selection to start Annuity Payments may involve a MVA if any of the Contract Value is in the Fixed Account on the Income Date.


   AMOUNT AVAILABLE FOR      The following replaces the AMOUNT AVAILABLE FOR
   ANNUITY PAYMENTS:         ANNUITY PAYMENTS provision section as set forth in
                             the Contract Schedule which is made part of the
                             Contract:

                             The amount available for Annuity Payments is the Contract Value (adjusted for any MVA) less any applicable Premium Tax.

  FIXED ACCOUNT:             The following provisions are added to the Contract:

  FPAs: FPAs are part of the Fixed Account to which you may allocate Purchase Payments or transfer amounts. FPAs have Account Periods ranging from 1 to 10 years. Only one of these FPAs is available for Purchase Payment allocations and transfers made in a single Contract Year.




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The table below shows the Account Periods available in each Contract Year:

------------- ---------------- ------------- ------------------
 Contract     Account Period     Contract     Account Period
   Year                            Year
------------- ---------------- ------------- ------------------
------------- ---------------- ------------- ------------------
    1               10              11               5
------------- ---------------- ------------- ------------------
------------- ---------------- ------------- ------------------
    2                9              12               4
------------- ---------------- ------------- ------------------
------------- ---------------- ------------- ------------------
    3                8              13               3
------------- ---------------- ------------- ------------------
------------- ---------------- ------------- ------------------
    4                7              14               2
------------- ---------------- ------------- ------------------
------------- ---------------- ------------- ------------------
    5                6              15               1
------------- ---------------- ------------- ------------------
------------- ---------------- ------------- ------------------
    6                5              16               5
------------- ---------------- ------------- ------------------
------------- ---------------- ------------- ------------------
    7                4              17               4
------------- ---------------- ------------- ------------------
------------- ---------------- ------------- ------------------
    8                3              18               3
------------- ---------------- ------------- ------------------
------------- ---------------- ------------- ------------------
    9                2              19               2
------------- ---------------- ------------- ------------------
------------- ---------------- ------------- ------------------
    10               1              20               1
------------- ---------------- ------------- ------------------

After the 20th Contract Year, the FPA available follows the schedule shown above for Contract Years 11 to 20.

 FIXED ACCOUNT CONTRACT      The  Fixed Account Contract Value at any one
 VALUE:                      time is equal to:

                             1.    the Purchase Payments allocated to the
                                   Fixed Account; plus

                             2.    the Contract Value transferred to the
                                   Fixed Account; plus

                             3. interest credited to the Contract Value in the Fixed Account; less

                             4. any prior withdrawals of Contract Value from the Fixed Account and any applicable withdrawal charges; less

                             5. any Contract Value transferred from the Fixed Account; less

                             6.    Contract maintenance charges, transfer
                                   fees or any applicable Premium Taxes
                                   deducted from the Contract Value held
                                   in the Fixed Account.

                             A transfer or withdrawal from the Fixed
                             Account will first reduce the oldest FPA, then the next oldest FPA, and so on.

  MARKET VALUE ADJUSTMENT:   When a transfer or withdrawal of Contract Value is
                             made from a FPA at any time other than 30 days before the end of its Account Period, we will adjust the value of withdrawal or transfer based on a formula called a "Market Value Adjustment" or "MVA".

                             The MVA formula is equal to (1+I)/(1+J)N where:
                             I  equals the current interest rate earned
                                in the FPA from which amounts are being
                                transferred or withdrawn.

                             J  equals the current interest rate earned
                                for a new Account Period equal to the
                                remaining term (rounded up) in the
                                current Account Period.

                             N  equals the number of days from the date
                                of transfer from or withdrawal from the
                                FPA to the next Contract Anniversary,
                                divided by 365, plus the number of whole years remaining in the Account Period.

                             The MVA is subject to a minimum and a maximum.

                             The MVA minimum is equal to the following:
                             The MVA will be at least the greater of (a) or (b) the result divided by (c), where:
                             a.  equals the FPA Guaranteed Minimum Value;
                             b. equals all allocations to the FPAs less partial withdrawals (including any withdrawal charges) and transfers from the FPAs; and
                             c.  equals the Fixed Account Value in the FPAs.


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  MARKET VALUE ADJUSTMENT    The MVA maximum is equal to the following:
  (continued):               The MVA will be no greater than (a) divided by the
                             result of the greater of (b) or (c), where:
                             a.  equals the Fixed Account Value in the FPAs;
                             b.  equals the FPA Guaranteed Minimum Value;
                             c.  equals all allocations to the FPAs less
                                 partial withdrawals (including any
                                 withdrawal charges) and transfers from
                                 the FPAs.

                             We will not make MVAs for amounts withdrawn for withdrawal charges, transfer fees, the contract maintenance charge, Premium Tax, or for the death benefit. We will not make MVAs on the amount you receive if you return the Contract under the Right to Examine provision. We determine any applicable withdrawal charges based on the market value adjusted withdrawals. Within 30 days before the end of the Account Periods, there will be no MVA made. You will receive at least 30 days advance notice of the period in which no MVA will be made. Any amounts over any required minimum amount in the Fixed Account stated in the Contract or endorsements, if any, that remains at the end of the Account Period and for which we have not received instructions will then be allocated to the five-year FPA along with any required minimum amount.

  INTEREST RATE CREDITED:    Upon a transfer to the Fixed Period Accounts or
                             allocation of any Purchase Payment to the Fixed
                             Period Accounts, the initial interest rate is guaranteed until the second Contract Anniversary following that transfer or allocation. The Fixed
                             Period Accounts credited rate is guaranteed to be at least equal to the Fixed Period Account
                             Guaranteed Minimum Interest Rate specified in the
                             Contract Schedule.

  FPA GUARANTEED MINIMUM     The FPA Guaranteed Minimum Value is equal to the
  VALUE:                     sum of (i) and (ii):

                             i. 87.5% of all allocations and transfers to the FPAs, less all partial withdrawals (including any withdrawal charges) or transfers from the FPA's, accumulated at the Fixed Period Account Guaranteed Minimum Value Interest Rate specified in the Contract Schedule; and

                             ii. upon a full withdrawal, the amount of the withdrawal charge that we assign to the FPAs. We base this amount on the percentage of Contract Value in the FPAs (for example, if 25% of the Contract Value is in the FPAs, then upon full withdrawal we would assign 25% of any withdrawal charge to the FPAs).

                             All partial withdrawals and transfers in the above calculation of the FPA Guaranteed Minimum Value do not reflect any MVA. In no event will the Contract Value in a FPA adjusted for any applicable MVA be less that the FPA Guaranteed Minimum Value upon complete transfer or full withdrawal.


In all other respects the provisions, conditions, exceptions and limitations contained in the Contract remain unchanged. Signed for the Company at its home office.

            ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

            [/s/ Wayne A Robinson]      [/s/ Mark Zesbaugh]
               Wayne A. Robinson           Mark Zesbaugh
                  Secretary                  President


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